UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 30, 2023

Spark Networks SE
(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Kohlfurter Straße 41/43
Berlin Germany 10999
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (+49) 30 868000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	The Nasdaq Stock Market, LLC
Ordinary shares, €1.00 nominal value per share*
* Not for trading purposes, but only in connection with the registration of American Depository Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On May 29, 2023, Spark Networks Inc. (the “Company”) and Lamark Media Group LLC (“Lamark”) entered into a Master Services Agreement and Statement of Work (the “Lamark Agreement”), pursuant to which Lamark will perform certain of the Company’s consulting, technology, outsourcing and other services to create performance marketing and/or advertising campaigns and execute recommendations (the “Services”).

The initial term of the Lamark Agreement will continue for the later of thirteen (13) months from the effective date thereof or the expiration of any outstanding statements of work ("Term"). The Term will not automatically renew; the parties may agree in writing to renew or extend the Lamark Agreement or any statements of work in writing on or before the expiration of the Term.

The Company will pay Lamark for the Services under the terms and rates specified in each statement of work.

The Lamark Agreement is non-exclusive and the Company is entitled to remove any of the Services from Lamark, subject to payment of certain charges related to the statements of work.

In connection with the Lamark Agreement and the Company’s previously announced plan to close its Berlin operations by January 2024, the Company has also provided notices of termination to 29 employees, representing approximately 12% of the Company’s employee base.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spark Networks SE

Dated: May 30, 2023	By:	/s/ Frederic Beckley
Frederic Beckley
General Counsel & Chief Administrative Officer